Exhibit 99.1

FOR IMMEDIATE RELEASE

CTI BioPharma Contact

Monique Greer

+1 206-272-4343

mgreer@ctibiopharma.com

Servier Contact

Servier Communication Department

+33 1 5572 6037

Email: presse@servier.fr

CTI BIOPHARMA AND SERVIER ANNOUNCE EXCLUSIVE LICENSE AND COLLABORATION AGREEMENT TO DEVELOP AND COMMERCIALIZE PIXUVRI®

- Total Deal Valued at up to Approximately $133.5 Million; Approximately $18.1 million Upfront -

- CTI Retains 100% Commercialization Rights to PIXUVRI in U.S. and Certain E.U. Territories -

- Conference Call Scheduled for Today at 8:30 a.m. EDT -

SEATTLE, Wash., September 17, 2014 – CTI BioPharma Corp. (CTI) (NASDAQ and MTA: CTIC) and Servier today jointly announced that they have entered into an exclusive license and collaboration agreement to develop and commercialize PIXUVRI® (pixantrone) in a transaction valued at up to €103.0 million (approximately $133.5 million) if all milestones are achieved. Under the agreement, CTI retains full commercialization rights for PIXUVRI in Austria, Denmark, Finland, Germany, Israel, Norway, Sweden, Turkey, the United Kingdom and the U.S., with Servier having exclusive rights to commercialize PIXUVRI in all other countries.

PIXUVRI is conditionally approved in the European Union for patients with aggressive B-cell non-Hodgkin lymphoma (NHL) who failed two or three prior lines of therapy. PIXUVRI is the first monotherapy treatment option for this patient group and the only therapy licensed for third and fourth line use in aggressive B-cell NHL patients, which includes diffuse large B-cell lymphoma (DLBCL). As of this announcement, PIXUVRI was available in 11 countries and has achieved reimbursement decisions under varying conditions in England/Wales, Italy, France, Germany and the Netherlands. Under the terms of the agreement, CTI will receive an upfront payment of €14 million (approximately $18.1 million) and is eligible to receive additional sales, clinical and regulatory milestone payments, as well as royalties on sales, such royalty payments being subject to certain reductions.

“We believe Servier represents the ideal strategic partner to achieve the full potential of PIXUVRI, particularly in those regions of the world where CTI does not currently have, or plan to have a presence,” said James A. Bianco, M.D., President and CEO of CTI. “Our two companies share a vision for bringing PIXUVRI to patients and believe this collaboration will not only maximize the development, commercialization and market potential of PIXUVRI, but will also help accelerate potential development expansion into new indications. We believe Servier’s development expense contributions could help us achieve a net positive contribution margin for PIXUVRI this year and profitability in 2015 and beyond.”

“Servier is conducting a comprehensive chemistry and biology research program in the field of oncology with the aim to develop and bring novel effective therapies to patients with cancer,” said Jean Pierre Abastado, Head of the Oncology Therapeutic Innovation Center at Servier. “In addition, Servier has entered into several scientific collaborations with Academic Institutions as well as a number of other partnerships in the field of oncology and hematology. This new partnership will nicely fit within Servier’s portfolio by bringing an immediate therapeutic solution for patients suffering from aggressive B-cell non-Hodgkin lymphoma (NHL) who failed two or three prior lines of therapy.”

“This partnership around PIXUVRI will also enable Servier to build its hemato-oncology capabilities for market access and medical information in many countries, thereby preparing for the arrival of an extensive portfolio of innovative treatments that are currently in clinical development,” said Pascal Touchon, Vice President Scientific Collaboration and Business development at Servier.

Conference Call Information

CTI management will host a conference call and webcast with slides to review the collaboration agreement with Servier for development and commercialization of PIXVURI. The event will be held today at 5:30 a.m. PDT / 8:30 a.m. EDT / 2:30 p.m. CEST. Participants can access the call at 1-877-718-5111 (domestic) or +1 719-325-4748 (international). To access the live audio webcast with slides or the subsequent archived recording, visit CTI’s website, www.ctibiopharma.com. Webcast and telephone replays of the conference call will be available approximately two hours after completion of the call. Callers can access the replay by dialing 1-888-203-1112 (domestic) or +1 719-457-0820 (international). The access code for the replay is 6657301. The telephone replay will be available until Wednesday, September 24, 2014.

About PIXUVRI® (pixantrone)

PIXUVRI is a novel aza-anthracenedione with unique structural and physiochemical properties. PIXUVRI was structurally designed so that it cannot bind iron and perpetuate oxygen radical production or form a long-lived hydroxyl metabolite — both of which are the putative mechanisms for anthracycline induced acute and chronic cardiotoxicity.

In May 2012, the European Commission granted conditional marketing authorization for PIXUVRI as a monotherapy for the treatment of adult patients with multiply relapsed or refractory aggressive NHL. The benefit of PIXUVRI treatment has not been established in patients when used as fifth line or greater chemotherapy in patients who are refractory to last therapy. The Summary of Product Characteristics (SmPC) has the full prescribing information, including the safety and efficacy profile of PIXUVRI in the approved indication. The SmPC is available at www.pixuvri.eu. PIXUVRI does not have marketing approval in the United States.

About NHL

NHL is caused by the abnormal proliferation of lymphocytes, cells that are key to the functioning of the immune system. It usually originates in lymph nodes and spreads through the lymphatic system. NHL can be broadly classified into two main forms—aggressive and indolent NHL. Aggressive NHL is a rapidly growing form of the disease that moves into advanced stages much faster than indolent NHL, which progresses more slowly.

There are many subtypes of NHL, but aggressive B-cell NHL is the most common and accounts for about 55 percent of NHL cases.1 After initial therapy for aggressive NHL with anthracycline-based combination therapy, one-third of patients typically develop progressive disease.2 Approximately half of these patients are likely to be eligible for intensive second-line treatment and stem cell transplantation, although 50 percent are expected not to respond.2 For those patients who fail to respond or relapse following second line treatment, treatment options are limited, and usually palliative only.2

About Conditional Marketing Authorization

Similar to accelerated approval regulations in the United States, conditional marketing authorizations are granted in the E.U. to medicinal products with a positive benefit/risk assessment that address unmet medical needs and whose availability would result in a significant public health benefit. A conditional marketing authorization is renewable annually. Under the provisions of the conditional marketing authorization for PIXUVRI, CTI will be required to complete a post-marketing study aimed at confirming the clinical benefit previously observed.

The European Medicines Agency’s Committee for Medicinal Products for Human Use has accepted PIX306, CTI’s ongoing randomized controlled Phase 3 clinical trial, which compares PIXUVRI-rituximab to gemcitabine-rituximab in patients who have relapsed after one to three prior regimens for aggressive B cell NHL and who are not eligible for autologous stem cell transplant.

About CTI BioPharma

CTI BioPharma Corp. (NASDAQ and MTA: CTIC) is a biopharmaceutical company focused on the acquisition, development and commercialization of novel targeted therapies covering a spectrum of blood-related cancers that offer a unique benefit to patients and healthcare providers. CTI has a commercial presence in Europe and a late-stage development pipeline, including pacritinib, CTI’s lead product candidate that is currently being studied in a Phase 3 program for the treatment of patients with myelofibrosis. CTI is headquartered in Seattle, Washington, with offices in London and Milan under the name CTI Life Sciences Limited. For additional information and to sign up for email alerts and get RSS feeds, please visit www.ctibiopharma.com.

About Servier

Servier is an independent French pharmaceutical research company. Its development is based on the continuous pursuit of innovation in the therapeutic areas of cardiovascular-, metabolic-, neurologic-, psychiatric-, bone- and joint diseases as well as cancer.

In 2013, the company recorded a turnover of 4.2 billion euros.

91 percent of Servier drugs are consumed outside France.

27 percent of turnover from Servier drugs were reinvested in Research and Development in 2013.

With a strong international presence in 140 countries, Servier employs more than 21,000 people worldwide.

More information is available at: www.servier.com

Forward-Looking Statements

This press release includes forward-looking statements within the meaning of the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements are subject to a number of risks and uncertainties, the outcome of which could materially and/or adversely affect actual future results and the trading price of CTI’s securities. Such statements include, but are not limited to, expectations with respect to milestone and royalty payments, CTI’s ability to achieve a net positive contribution margin for PIXUVRI this year and profitability in 2015 and beyond, and the expected benefits and potential of the collaboration and PIXUVRI, including with respect to possibly expanding PIXUVRI into new indications. The statements are based on assumptions about many important factors, including the following, which could cause actual results to differ materially from those in the forward-looking statements: satisfaction of regulatory and other requirements; actions of regulatory bodies and other governmental authorities; clinical trial results; changes in laws and regulations; product quality or patient safety issues; product development risks; the impact of competitive products and pricing and reimbursement; and other risks identified in CTI’s most recent filings with the Securities and Exchange Commission on Forms 10-K, 10-Q and 8-K. Except as required by law, CTI does not intend to update any of the statements in this press release upon further developments.

Note: Under the Agreement, monetary amounts are generally denoted in euros, whereas monetary amounts are presented herein in U.S. dollars based upon conversion on September 12, 2014.

PIXUVRI is a registered trademark of CTI BioPharma Corp.

Sources: CTI BioPharma Corp. and Servier

References

1.	Harris NL, et al. The World Health Organization Classification of Neoplastic Diseases of the Hematopoietic and Lymphoid Tissues. Report of the Clinical Advisory Committee Meeting, Airlie House, Virginia, November, 1997. Ann Oncol. 1999 Dec;10(12):1419-32.

2.	Friedberg JW. Relapsed/refractory diffuse large B-cell lymphoma. Hematology Am Soc Hematol Educ Program. 2011;2011:498-505. doi: 10.1182/asheducation-2011.1.498.

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